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FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES                    EXHIBIT 11
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COMPUTATION OF EARNINGS PER SHARE
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
                                              For Six Months Ended June 30,
                                                  1997             1996
                                               ----------       ----------
Net Income                                     $8,375,821       $7,236,396
                                               ==========       ==========

Computation of average
shares outstanding

             Shares outstanding at
             beginning of year                  6,830,666        6,322,255

             Additional shares deemed
             outstanding because of
             stock dividends                      479,482          917,240

             Additional shares deemed
             outstanding because of
             stock split                                0                0

             Shares issued during the
             year times average time
             outstanding during the year            7,535           18,358
                                               ----------       ----------

Average shares outstanding                      7,317,683        7,257,853
                                               ==========       ==========

Primary earnings per share                     $     1.14       $     1.00
                                               ==========       ==========